Exhibit 5.1
DEWEY BALLANTINE LLP
1301 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10019-6092
TEL 212 259-8000 FAX 212 259-6333
May 11, 2006
Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121
Ladies and Gentlemen:
We have acted as counsel to Illumina, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time of shares of the Company’s common stock, par value $0.01 per share (the “Shares”).
We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed below, including the Registration Statement, the Corrected Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company. For purposes of the opinion expressed below, we have assumed that (i) at the time of any issuance or sale of the Shares, a sufficient number of shares of common stock will be authorized and available for issuance and (ii) the issuance of the Shares will be duly authorized by all necessary corporate action on the part of the Company. We have also assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Based on the foregoing, it is our opinion that the Shares, when sold and paid for in the manner contemplated by the Registration Statement and any applicable supplement to the prospectus contained in the Registration Statement, will be legally issued, fully paid and nonassessable.
We are members of the Bar of the State of New York, and in expressing the foregoing opinion, we are not passing upon the laws of any jurisdiction other than the Delaware General Corporation Law.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
Dewey Ballantine llp
NEW YORK WASHINGTON, D.C. LOS ANGELES EAST PALO ALTO HOUSTON AUSTIN
LONDON WARSAW FRANKFURT MILAN ROME BEIJING PRAGUE (Associated Office)